Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

BANKATLANTIC BANCORP, INC.

The Restated Articles of Incorporation, as amended, of BANKATLANTIC BANCORP, INC., a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act, and such amendments are set forth as follows:

FIRST: Upon the close of business on the date these Articles of Amendment are filed with the Florida Department of State (the “Effective Time”), each five (5) shares of the Corporation’s Class A Common Stock, par value $.01 per share (“Class A Common Stock”), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, and each five (5) shares of the Corporation’s Class B Common Stock, par value $.01 per share (“Class B Common Stock”), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class B Common Stock, in each case without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares as described below (the “Reverse Stock Split”). No fractional shares of Class A Common Stock or Class B Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Class A Common Stock or Class B Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Class A Common Stock or Class B Common Stock, as the case may be.

SECOND: The first sentence of the first paragraph of Article III is hereby deleted in its entirety and replaced with the following:

“The aggregate number of shares of capital stock which this Corporation shall have authority to issue is 36.8 Million (36,800,000) of which Ten Million (10,000,000) shall be preferred stock, par value $.01 per share, and of which 26.8 Million (26,800,000) shall be common stock, par value $.01 per share, consisting of 25 Million (25,000,000) shares of a class designated “Class A Common Stock” and 1.8 Million (1,800,000) shares of a class designated “Class B Common Stock” (the Class A Common Stock and the Class B Common Stock are sometimes hereinafter referred to collectively as the “Common Stock”).”

THIRD: Section A(1)(i) of Article III shall be deleted in its entirety and replaced with the following:

“(i) Class A Common Stock. On all matters presented for a vote of shareholders, holders of Class A Common Stock shall be entitled to one vote for each share held. Until the total number of outstanding shares of Class B Common Stock shall first fall below 97,523 shares (a “Trigger Event”), the Class A Common Stock shall possess in the aggregate 53% of the total voting power of the Common Stock.”

The undersigned hereby certifies that the foregoing amendments were duly approved and adopted by the Board of Directors of the Corporation on September 26, 2011. Additionally, in accordance with the Restated Articles of Incorporation of the Corporation, the foregoing amendments were duly consented to by the sole holder of the Corporation’s Class B Common Stock on September 28, 2011, and the number of shares of the Corporation’s Class B Common Stock for which such consent was given was sufficient for the Corporation to effect the foregoing amendments. Under Section 607.10025 of the Florida Business Corporation Act, the foregoing amendments do not require any action by the holders of the Corporation’s Class A Common Stock, whether acting separately or together as a group with the holder of the Corporation’s Class B Common Stock. The foregoing amendments will not adversely affect the rights or preferences of the holders of outstanding shares of either class of the Corporation’s common stock, and the percentage of authorized shares of the Corporation’s common stock remaining unissued after the time at which the foregoing amendments become effective will not exceed the percentage of authorized shares of the Corporation’s common stock that were unissued before such effective time.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 14th day of October, 2011.

BANKATLANTIC BANCORP, INC.

By:	/s/ Alan B. Levan
Alan B. Levan
Chairman and Chief Executive Officer